Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 25, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of McGrath RentCorp and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of McGrath RentCorp and Subsidiaries on Forms S-8 (File No. 333-06112 and File No. 333-74089).

/s/ Grant Thornton LLP
San Francisco, CA
February 25, 2008